                                                                    Exhibit 10.8


  Confidential Materials omitted and filed separately with the Securities and
               Exchange Commission.  Asterisks denote omissions.

                     MANUFACTURING AND PURCHASE AGREEMENT

                                    between
                             SCI Technology, Inc.
                     doing business as SCI Systems ("SCI")
                                      and
             Network Engines Incorporated ("Network Engines Inc.")


SCI agrees to manufacture the products described on attached Schedule 1 ("Products"), sell the finished Products to Network Engines, and ship them, at Network Engines' expense, to the location specified on the Network Engines purchase order. Network Engines Inc. agrees to purchase the finished Products from SCI. The manufacture, sale and purchase of the finished Products will be governed by the terms and conditions of this Agreement.

This Agreement consists of the attached General Terms and Conditions and the
                                        ----------------------------
following Schedules (as applicable):

          -- Schedule 1 - Product Specifications
          -- Schedule 2 - Product Pricing
          -- Schedule 3 - Non-Disclosure Agreement
          -- Schedule 4 - Pricing Schedule

Effective Date:  August 4, 2000

SCI SYSTEMS:                     NETWORK ENGINES INC.:

By:  /s/R. E. Patterson          By: /s/Lawrence A. Genovesi
     ---------------------          ------------------------
Signature                        Signature


   Ron Patterson                 Lawrence A. Genovesi
--------------------------       ---------------------------
Typed or Printed Name            Typed or Printed Name


  Plant Mgr. V. P.                   President
--------------------------       ---------------------------
Title                            Title

Address:                         Address:
300 Technology Drive              25 Dan Road
Hookett, NH 03106                  Canton, MA  02021
Attn:  Plant Mgr.                  Attn: President
Tel: 603-628-4800                  Tel: 781-332-1000
FAX: 603-628-4899                  FAX: 781-770-2000

                     MANUFACTURING AND PURCHASE AGREEMENT

                               TABLE OF CONTENTS


NUMBER    SUBJECT                              PAGE
---------------------------------------------------

          Signature Page                          1
 1.       Purchase Price                          3
 2.       Purchase Orders                         3
 3.       Payment Terms                           5
 4.       Warranties, Remedies and Limitation     5
          of Liability
 5.       Inspection                              6
 6.       Rescheduling and Cancellation           7
 7.       Non-recurring Engineering Charges       7
 8.       Changes To The Products                 7
 9.       Inventory Indemnification               8
 10.      Term and Termination                    9
 11.      General                                 9

  Confidential Materials omitted and filed separately with the Securities and
               Exchange Commission.  Asterisks denote omissions.

                                  SCI SYSTEMS
                          GENERAL TERMS AND CONDITIONS

 1.0      PRODUCT PURCHASE PRICES.

 1.1      Purchase prices ("Purchase Prices") for the Products are set forth on
 Schedule 2 and are effective for the period(s) and on the terms stated. Purchase Prices are FOB SCI's Plant of manufacture and are net of all taxes, duties, and all other charges.

 1.2 Purchase Prices will be reviewed by Network Engines and SCI as follows: Commodity prices will be reviewed monthly, items on allocation will be reviewed monthly, all other items will be reviewed quarterly. Commodities are defined as Processors, Memory Modules, Disk Drives, and CD Rom Drives. Prices will be increased or decreased as appropriate. In all cases, all cost components of the "Material Overhead" for commodity items shall not exceed [**]%. SCI will notify Network Engines Inc. of any industry-wide or sole source shortages of components affecting price or delivery schedules. In such event, SCI and Network Engines Inc. will mutually agree on equitable adjustments to the Purchase Prices and delivery schedules.

1.3 If the Purchase Prices are based upon minimum quantities of Product purchased by Network Engines, Inc., and through no fault of SCI, Network Engines Inc. purchases significantly less than the minimum quantities, the Purchase Prices will be equitably increased by an amount equal to SCI's verified additional labor and material costs to manufacture the lesser number of Products actually purchased by Network Engines Inc.

1.4 If the purchase prices are based on volumes of business as measured in $U.S., and Network Engines Inc. purchases exceed the agreed upon business volumes, then SCI shall equitably lower the purchase price in accordance with the price structure (as defined in schedule 4) at the higher business volumes for all products produced after the higher business volumes were achieved.

1.5 Network Engines Inc. business volumes shall include all product purchased directly from SCI by Network Engines Inc. and by Network Engines Inc. licensees.

1.6 SCI agrees to attempt, as a goal, to reduce purchase prices of Network Engines Inc. products by [**]% per quarter year. Purchase price reductions can employ any and all of the following (i) material cost reductions, (ii) labor cost reductions, and (iii) cost reductions resulting from manufacturing process improvements. However, design changes for improved manufacturability and testability will be handled separately, in accordance with paragraph 1.8 below, and shall not contribute to the [**]% per quarter year purchase price reduction requirement. Quarterly reviews will be held between both parties to view the progress on this target.

  Confidential Materials omitted and filed separately with the Securities and
               Exchange Commission.  Asterisks denote omissions.

1.7 Cost reductions that are a result of process change proposals brought to the table by SCI will be shared [**]% by both parties for a period of six months, with [**]% to NEI after that time. Cost reductions brought to the table by NEI will be incorporated as soon as mutually agreed to. Cost reductions for materials may be incorporated immediately if NEI bears the expense of the inventory write down.

1.8 Cost reductions attributed to product design changes that are proposed by SCI after completion of prototype and pre-production phases (i.e. changes that are defined during steady state production) and implemented by Network Engines Inc. shall be shared by Network Engines Inc. and SCI as follows: Network Engines Inc. will receive [**]% of the cost reduction and SCI will receive [**]% of the cost reduction.

2.0      NETWORK ENGINES INC. PURCHASE ORDERS.

2.1 Products will be manufactured and shipped according to a mutually agreed schedule. Once agreed to, manufacture and shipment of Products will be in accordance with Network Engines Inc. Purchase Orders ("Purchase Order(s)"). The parties agree that TIME AND ACCURACY OF DELIVERY ARE OF THE ESSENCE UNDER THIS AGREEMENT. Purchase Orders may be issued in hard copy or electronically ("EDI") and will be issued at intervals as mutually agreed. Issued Purchase Orders are firm and will cover a minimum of ninety (90) days. Purchase Orders will state the number of Products to be manufactured and shipped during the period covered by the Purchase Order, and other terms as mutually agreed. Network Engines shall provide SCI with the exact configuration of Products to be shipped to NEI customers with two to three days lead time.

2.2 Network Engines Inc. will provide a rolling 90 day forecast of product purchases beyond ninety (90) days for planning purposes only. These are not firm, and will be issued at thirty day intervals.

2.3 SCI will purchase material to manufacture Products according to the quantity and delivery schedules set forth in Purchase Orders in effect from time to time during the term of this Agreement. SCI will purchase material for the Products according to Network Engines Inc.'s Approved Vendor List ("AVL"). With Network Engines Inc.'s prior written consent, SCI may purchase material in excess of Purchase Order requirements, such as long lead time components or components which can be purchased in volume at a lower price.

3.0      PAYMENT TERMS.

Payment terms are net thirty (30) days from invoice date in United States dollars. Invoices shall state the correct amount of Product and price, reference Network Engine's P.O. number, and reference SCI's Packing Slip number. The invoice date shall be no earlier than the ship date. Payments are not subject to off-set or setoff. Acceptance of a partial payment

   Confidential Materials omitted and filed separately with the Securities and
               Exchange Commission.  Asterisks denote omissions.

will not be a waiver of the right to be paid the remainder due. The parties agree that TIME IS OF THE ESSENCE UNDER THIS AGREEMENT, AS IT RELATES TO PAYMENTS TO SCI.

3.1 The parties acknowledge that in previous business done between Network Engines and SCI, SCI has required Network Engines to post a standby Letter of Credit to guarantee payment. Upon the closing of Network Engines' initial public offering of stock, SCI shall no longer require such standby Letter of Credit with regard to any payments hereunder.


4.0      WARRANTIES, REMEDIES, LIMITATION OF LIABILITY.

4.1 SCI warrants to Network Engines Inc. that each Product shall be free from defects in workmanship and materials for [**] months from the Product ship date (the "Product Warranty"). SCI shall also pass on to Network Engines, as permitted, any component manufacturer's warranties. Additionally, SCI warrants to Network Engines Inc. that each "Lot" of product produced will meet a quality level of not more than "[**] defective parts per million" as measured by the Product Acceptance tests in paragraph 4.1.2.

4.1.1 The materials portion of the Product Warranty shall not apply to (ii) Product that is abused, damaged, altered or misused other than by SCI, or (iii) Product damaged by external causes not directly contributed to by SCI.

4.1.2 Products shall be considered free from defects in workmanship if they are manufactured in accordance with SCI's manufacturing workmanship standards, conform to the Product specifications, and successfully complete Network Engines Inc. documented Product Acceptance Tests. These tests are system level tests performed after successful completion of A.T.E and Functional tests. These tests may be performed at SCI and/or Network Engines Inc. integration facility. Network Engines Inc. may perform additional acceptance testing which measures a different array of performance criteria, but the parties agree that the documented Network Engines Inc. Product Acceptance Tests will be the measurement standard to determine if the Product meets specifications at the time of testing. Product acceptance tests will be reviewed quarterly and revised upon mutual agreement.

4.2.1 ALL CLAIMS FOR BREACH OF WARRANTY MUST BE RECEIVED BY SCI NO LATER THAN THIRTY (30) DAYS AFTER THE EXPIRATION OF THE WARRANTY PERIOD FOR THE PRODUCT.

4.2.2 THE PRODUCT WARRANTY IS THE ONLY WARRANTY GIVEN BY SCI. SCI MAKES, AND NETWORK ENGINES INC. RECEIVES, NO OTHER WARRANTY EITHER EXPRESSED OR IMPLIED. ALL WARRANTIES OF MERCHANTABILITY OR FITNESS FOR A PARTICULAR PURPOSE OR USE, AND ALL IMPLIED

WARRANTIES OF TITLE FOR ANY CONSIGNED OR NETWORK ENGINES INC. SUPPLIED MATERIALS, ARE EXPRESSLY DISCLAIMED AND EXCLUDED HEREFROM.

4.2.3 UNLESS EXPRESSLY AGREED TO BY SCI IN WRITING, SCI MAKES NO WARRANTY THAT THE PRODUCTS WILL (i) MEET ANY SPECIFICATION NOT MADE KNOWN TO AND AGREED TO BY SCI, OR (ii) RECEIVE THE APPROVAL OF OR BE CERTIFIED BY UNDERWRITERS LABORATORY, ANY FEDERAL, STATE, LOCAL OR FOREIGN GOVERNMENT AGENCY (INCLUDING WITHOUT LIMITATION THE FEDERAL COMMUNICATIONS COMMISSION) OR ANY OTHER PERSON OR ENTITY ("REGULATORY STANDARDS"). SCI ASSUMES NO RESPONSIBILITY FOR OBTAINING SUCH APPROVALS OR CERTIFICATIONS, OR MEETING SUCH SPECIFICATIONS. NOTWITHSTANDING THE FOREGOING, HOWEVER, SCI WARRANTS THAT IT'S MANUFACTURING PROCESS WILL NOT ALTER REGULATORY STANDARDS IF NETWORK ENGINES HAS QUALIFED THE PRODUCTS FOR SUCH STANDARDS.

4.3 Network Engines Inc.'s exclusive remedy for any breach of the Product Warranty shall be, at SCI's option, repair by SCI at The facility of original manufacture, or return of the Purchase Price.

4.4 SCI's warranty obligations will cease only upon completion of the agreed upon warranty period or upon such time that Network Engines has removed its test equipment from SCI's premises such that SCI no longer has the test capability to perform the warranty obligation.

4.5 Network Engines Inc. warrants to SCI that any documentation or other data that it provides SCI to manufacture the Products is accurate and complete, unless Network Engines Inc. informs SCI otherwise.

4.6 SCI will repair Products which are outside the warranty period or otherwise excluded from Warranty coverage, on mutually agreed prices and terms and conditions.

4.7 SCI shall maintain the status of the manufacturing organization relevant to this Agreement as ISO 9002 Certified for the duration of this Agreement.

  Confidential Materials omitted and filed separately with the Securities and
               Exchange Commission.  Asterisks denote omissions.

5.0      INSPECTION.

5.1 Network Engines Inc. is required to inspect each shipment of Products and give SCI written notice of any defects or count or other discrepancies within forty five (45) days of receipt. If Network Engines Inc. does not inspect Products within forty five (45) days, the Products will be considered accepted by Network Engines Inc.; any Product defects reported after forty five (45) days will be covered by the warranty provisions of this Agreement. Network Engines Inc. will follow SCI's RMA procedure for return of Products. Discrepant product returned to SCI via the SCI RMA process shall be dispositioned in accordance with paragraph 4.3 within 30 days of SCI issuing the RMA. Network Engines shall receive a payment credit as part of an RMA, SCI shall re-invoice Network Engines at the time that it ships repaired or replacement Products. SCI will also issue a report with each dispositioned product that specifies the root cause of the failure, the corrective action taken, and the process correction taken at SCI to prevent recurrence of specific failure.

6.0      RESCHEDULING AND CANCELLATION.

6.1 Network Engines Inc. may increase, decrease or reschedule Products previously released for production on agreed terms and any costs (if any) mutually agreed to. Should Network Engines decrease or reschedule Products previously released for production, Networks Engines' sole liability shall be to pay for labor costs actually expended and for material cancellation or rescheduling charges that SCI cannot avoid, despite it's use of commercially reasonable efforts.

6.2 Network Engines Inc. may not cancel production of Products within [**] days of their scheduled ship dates. SCI will; however, make commercially reasonable efforts to accommodate any requests by Network Engines to reconfigure Products at any time prior to ship date. No reconfigurations will take place until the Parties have reached mutual agreement on schedule impacts and price adjustments. Network Engines Inc. may reschedule production of Products within [**] days of ship date by as much as [**] days. Network Engines Inc. may cancel Purchase Orders outside the [**] day production period but will be responsible for the Termination Inventory and handling charges provided for in Article 9 below.

7.0  NON-RECURRING ENGINEERING CHARGES.

7.1 Network Engines Inc. and SCI will mutually agree on SCI provided non-recurring engineering charges and set-up fees ("NRE") required to manufacture the Products. NRE charges will be billed to Network Engines Inc. as mutually agreed upon.

7.2 Network Engines will own all test equipment, fixtures, tools and other materials and equipment ("Equipment") that it pays for under this Agreement. SCI shall take due care of such Equipment while it is in SCI's possession. SCI shall promptly return all Equipment to Network Engines or its designee upon request from Network Engines. SCI acknowledges that it has and shall have no right to retain any Equipment as security or set-off for any amounts or obligations owed by Network Engines to SCI, and that Network Engines would be irreparably harmed by any delay in the return of Equipment.

8.0      CHANGES TO THE PRODUCTS.

8.1 SCI will not make any changes to the Products without Network Engines Inc.'s prior written authorization. SCI will make Network Engines Inc. requested engineering changes ("EC") to the Products. An EC request will include sufficient information for evaluation of its feasibility and cost impact. SCI will respond to EC requests in writing and provide cost and other relevant data within a time period that is reasonable considering the magnitude of the EC.

8.2 Network Engines Inc. may from time to time change the specifications for the Products or the work required of SCI hereunder and SCI agrees to make commercially reasonable efforts to comply. If changes result in a change in SCI's costs or in the time for performance, an adjustment will be made. Any adjustment must be in writing and SCI shall not be required to implement such change until the Parties have mutually agreed upon the price.

9.0      INVENTORY INDEMNIFICATION.

9.1 Upon cancellation of a Purchase Order, or upon expiration of this Agreement or termination of this Agreement for any reason, Network Engines Inc. shall be responsible for:

          (i)   all finished Products scheduled for shipment within the thirty
(30) days immediately following SCI's receipt of the cancellation or termination notice (the "Notice");

          (ii) all work-in-process, scheduled in accordance with Network Engines Inc. cancelled purchase order and SCI's agreed upon lead times for production of Network Engines Inc. product, at receipt of the Notice. Network Engines shall not pay finished Product fees under subparagraph (i) above, or work-in-progress fees as specified in this subparagraph, for Products built in advance of SCI's agreed-upon lead-times; and

          (iii) all components, subassemblies and other material purchased in accordance with SCI's agreed upon lead times for production of Network Engines Inc. product and to fill a Purchase Order or authorized to be purchased by Network Engines Inc. which are on hand or on order at receipt of the Notice. Without limitation this includes Piece Part Inventory made obsolete or excessive due to changes to the specifications or Products, minimum buy quantities, and reel quantities. Items (i)-(iii) are referred to as the "Termination Inventory". In calculating the quantity of finished Products under (i) above, Products rescheduled for manufacture and shipment during the sixty (60) days immediately prior to receipt of the Notice may be counted by SCI.

9.2 SCI will make every reasonable effort to use the Termination Inventory on other programs at the Plant where the Products are manufactured, and other SCI plants world wide, will cancel all outstanding material orders with vendors, and will attempt to return piece parts to vendors. Network Engines Inc. will be responsible for agreed upon shipping costs, re-stocking fees, and cancellation fees actually incurred by SCI to cancel or return any portion of the Termination Inventory to vendors.

9.3 Within thirty (30) days from termination or cancellation, SCI will document the Termination Inventory to Network Engines Inc. Network Engines Inc. and SCI will review and agree on the contents of the Termination Inventory. SCI will then ship the Termination Inventory and invoice Network Engines Inc., who will purchase the Termination Inventory remaining after vendor cancellations and returns and after other program use, as follows: (i) for Piece Part Inventory and authorized long lead time components, at SCI's standard cost, (ii) for WIP, at a reasonable pro rata percentage of the finished Product purchase price; and
(iii) for finished Product, at the purchase price in effect at termination or cancellation. Network Engines Inc. will be responsible for any negative price differentials between the price SCI paid for the Piece Part Inventory and authorized long lead time components and the price at which SCI was able to return and/or utilize the items on other programs. SCI will credit Network Engines Inc. for any positive price differentials.

10.0     TERM AND TERMINATION.

10.1 The term of this Agreement shall be one (1) year from the Effective Date and, unless terminated as provided for below, will be automatically renewed for one (1) year periods thereafter. Either party must give the other six months notice of its intent not to renew.

10.2 This Agreement may be terminated by either party upon the occurrence of any one or more of the following events: (1) failure by either party to perform any of its material performance obligations under this Agreement and to cure such failure within sixty (60) days after receipt of written notice describing the failure in sufficient detail, or if the failure cannot be completely cured within sixty (60) days, failure to make substantial progress towards a cure within the sixty (60) day period; or (2) entering into or filing of a petition, arrangement of proceeding seeking: an order for relief under the bankruptcy laws of the United States or similar laws of any other jurisdiction; a receivership for any of its assets; a composition with or assignment for the benefit of its creditors; a readjustment or debt; or its dissolution or liquidation. This Agreement will apply to all Products purchased during the six (6) month period immediately following termination. SCI agrees that it shall cooperate with any new party that Network Engines has selected to manufacture the Products (including Network Engines itself) in order to assure a smooth transition of manufacturing responsibilities and capability, and shall promptly upon request turn over to such party any and all Equipment (as defined above in Section 7.2), information, documentation, and/or other materials belonging or pertaining to Network Engines.

11.0     GENERAL.

11.1 This Agreement and its attachments make up the entire agreement between the parties regarding the Products. This Agreement supersedes all prior oral and written agreements and understandings between the parties relating to the Products, and may only be amended or modified in writing signed by an authorized representative of each party. The terms and conditions of any Purchase Order, Acknowledgment, Schedule, or other form or document of Network Engines Inc. or SCI shall not apply.

11.2 Unless otherwise agreed, Network Engines Inc. shall be (i) the exporter of record for any Products and/or Product documentation exported from the United States, and shall comply with all applicable U.S. export control statutes and regulations, and (ii) the importer of record for all Products exported from the U.S. and later imported and returned to Network Engines Inc. or to SCI. SCI will cooperate with Network Engines Inc. in obtaining any export or import licenses for the Products.

Network Engines Inc. hereby certifies that it will not knowingly export, directly or indirectly, any U.S. origin technical data or software acquired from SCI or any direct product of that technical data or software, to any country listed below, for which the United States Government requires an export license or other approval, without obtaining such approval from the United States Government. Those countries include Albania, Armenia, Azerbaijan, Belarus, Bulgaria, Cambodia, Cuba, Estonia, Georgia, Iran, Iraq, Kazakhstan, Kyrgyzstan, Laos, Latvia, Libya, Lithuania, Moldova, Mongolia, North Korea, People's Republic of China, Romania, Russia, Tajikistan, Turkmenistan, Ukraine, Uzbekistan and Vietnam.

11.3 Except for the Products or portions of the Products which are SCI's design, Network Engines Inc. is responsible for the design of the Products. Upon SCI's demand, Network Engines Inc. will promptly defend, indemnify and hold SCI, its officers, directors, employees, agents, successors and assigns, harmless from and against every kind of cost, expense or loss (including attorneys' fees and legal costs) directly relating to any claim or threatened claim ("Claims"): (a) that any Product or portion of a Product violates the intellectual property rights of a third party (foreign or domestic); (b) that the Product has a design defect; or (c) arising from or related to the distribution, sale or use of any Product or portion of a Product. Network Engines shall defend any such Claim at its own expense, and shall pay all expenses, cost and damages awarded pursuant to such Claim. SCI shall notify Network Engines promptly upon learning of any Claim or threatened Claim and shall grant to Network Engines full and complete authority to defend the Claim. SCI shall cooperate with and provide all relevant information in its possession to Network Engines to aid in the defense. Network Engines shall reimburse SCI for its expenses in providing such cooperation. Notwithstanding the foregoing, Network Engines shall have no responsibility to defend, indemnify or hold SCI harmless regarding any, Claims based on SCI's sole negligence, intentional misconduct or breach of this Agreement. The preceding obligations of each party will apply whether the claim is based upon contract, tort or any other legal theory.

11.4 SCI's liability for any Product claim shall not exceed the purchase price of the Products for which the claim is made.

IN NO EVENT SHALL EITHER PARTY BE LIABLE TO THE OTHER PARTY OR A THIRD PARTY FOR ANY SPECIAL, INCIDENTAL, PUNITIVE OR CONSEQUENTIAL DAMAGES, WHETHER BASED UPON CONTRACT, TORT, OR ANY OTHER LEGAL THEORY (INCLUDING WITHOUT LIMITATION LOST PROFITS AND OPPORTUNITY).

11.5 This Agreement is intended solely for the benefit of the executing parties and their permitted successors and assigns. No other person or entity shall have any rights under or in connection with this Agreement.

11.6 Neither party may sell, transfer or assign any right, duty or obligation granted or imposed upon it under this Agreement without the prior written consent of the other party.

11.7 The parties agree that transmission of data by EDI (electronic data interchange) will not occur until a separate agreement governing such transmissions is executed. Upon execution, such EDI agreement will become an attachment to this Agreement.

11.8 Neither party shall be liable for damages and costs to the other party arising out of delays or failures to perform under this Agreement if such delays or failures result from causes beyond the reasonable control of a party, and are not caused by an act or omission of such party. Notice of any such delays or failures and explanation of their causes must be given to the other party within five (5) days of the occurrence. As soon as it is reasonably apparent that the occurrence will likely cause a delay of more than ninety (90) days, the party against whom this section is invoked shall have the right to terminate the affected installments under any Purchase Order. If Network Engines Inc. is the party claiming the force majeure event, Network Engines Inc. shall be liable for any applicable cancellation charges and be responsible for termination obligations, both as provided for in this Agreement. This force majeure provision may not be invoked for failure or inability to make a payment under this Agreement.

11.9 The Network Engines Inc. is the only entity authorized to purchase Product hereunder and the individual executing this Agreement certifies they have the legal authority to bind the Network Engines Inc.. Any affiliates, subsidiaries, and permitted assigns ("Assignees") of Network Engines Inc. which Network Engines Inc. wishes to purchase Product hereunder must execute a copy of this Agreement and Network Engines Inc. warrants that any and all obligations and debts of the Assignees will be discharged in a timely fashion. Network Engines Inc. shall be liable for performance of the Assignees hereunder including, without limitation, payment of all monies.

11.10 This Agreement and performance by SCI and Network Engines Inc. under it shall be governed by the laws of the state where the SCI Plant manufacturing the Products is located. Both parties pledge their full cooperation and good faith to settle any differences under this Agreement in a reasonable, business-like and commercial manner. However, in the event any difference can not be so settled, both parties submit to the personal jurisdiction and venue of the states and U.S. federal court districts within which the SCI Plant manufacturing the Products is located, and within which Network Engines Inc.'s facility issuing the Purchase Orders is located, for the limited purpose of litigating such differences.

11.11 Prior to either party commencing any legal action under this Agreement, the parties agree to try, in good faith, to settle the dispute amicably between them. If after 30 days, the dispute has not been settled to the satisfaction of both parties, then the parties agree to engage a third party mediator, to help settle the matter. Either party may demand a meeting with a mediator to be held within thirty days of the demand, and each party shall appoint a representative of at least the Vice Presidential level who shall personally attend the meeting. The mediation will be held at a location convenient to both parties and each party will be responsible for their own costs and expenses, except that the costs of the mediation will be shared equally between them.

                                  Schedule 1
                                  ----------
                                   Products
                                   --------

McClaren
--------
  1.   McClaren Motherboard
  2.   McClaren Front Panel Board
  3.   McClaren PCI Riser Board
  4.   McClaren Console Adapter Board
  5.   McClaren Basic Box
  6.   VALinux Basic Box
  7.   McClaren Console Adapter Assembly
  8.   VALinux Console Adapter Assembly

Shelby
------
  1.   Shelby Motherboard (IDE only)
  2.   Shelby Motherboard (IDE and SCSI)
  3.   Shelby PCI Riser Board
  4.   Shelby Basic Box (IDE only)
  5.   Shelby Basic Box (IDE and SCSI)

Vortec
------
  1.   Vortec Motherboard
  2.   Vortec Basic Box

Miscellaneous Boards and Assemblies
-----------------------------------
  1.   SCSI Mezzanine Board
  2.   Giganet Mezzanine Board
  3.   Floppy Mezzanine Board
  4.   External Floppy Assembly

  Confidential Materials omitted and filed separately with the Securities and
               Exchange Commission.  Asterisks denote omissions.


                                  Schedule 2
                                  ----------
                                    Pricing
                                    -------

                                   Plant 14            Plant 10
                                   --------            --------
McClaren
--------
  1.  McClaren Basic Box Rev. 0A               $[**]

 Shelby
  1.  Shelby Basic Box (IDE only)    $[**]
  2.  Shelby Basic Box (SCSI)        $[**]

                                  Schedule 3
                                  ----------
           Reciprocal Non-Disclosure and Confidentiality Agreements
           --------------------------------------------------------


                               (To be Inserted)

  Confidential Materials omitted and filed separately with the Securities and
               Exchange Commission.  Asterisks denote omissions.

                                  Schedule 4
                                  ----------
                               Pricing Structure
                               -----------------


Network Engines Inc. aggregate business volumes defined in section 1.5 shall be subject to the following pricing structure:

Material Cost    equals    Purchased cost
Material markup (Non commodity items described in section 1.2)
  .  $[**]-$[**]m          [**]%
  .  $[**]-$[**]m          [**]%
  .  $[**]-$[**]m          [**]%
  .  >$[**]         [**]%
  .  The commodity items or [**]%
Note: Re-negotiations will take place on material margins as business levels progress over $100m

Labor                    Plant 14         Plant 10

Labor Rate/hr             $[**]            $[**]

Overhead Rate              [**]             [**]

G&A Labor                  [**]%            [**]%

Labor Profit    Annual Revenue          Scale
                .   $[**]-$[**]m        [**]%            [**]%
                .   $[**]-$[**]m        [**]%            [**]%
                .   $[**]-$[**]m        [**]%            [**]%
                .   $[**]-$[**]m        [**]%            [**]%

                .   $[**]-$[**]m        [**]%            [**]%

                .   $[**]-$[**]m        [**]%            [**]%

                .   >$[**]m             [**]%            [**]%